Exhibit 16.1

November 14, 2016

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K filed November 14, 2016, of Goodrich Petroleum Corporation and are in agreement with the statements contained in the second paragraph in section 4.01 therein.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Ernst & Young LLP

Ernst & Young LLP